Exhibit 10.1

GENTHERM INCORPORATED

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Board receive a mix of cash and share-based compensation. Directors who are employees or officers of the Corporation do not receive any additional compensation for Board service. Cash compensation is paid in advance at the annual meeting of shareholders.

In addition to reimbursement for out-of-pocket expenses, including those incurred in attending Board and committee meetings, non-employee directors receive the following:

•	an annual fee of $86,000 ($166,000 for the Chairman of the Board and $101,000 for the Lead Independent Director, if one exists);
•	an annual fee of $7,500 ($15,000 for the committee chair) for Compensation and Talent, Technology, and Nominating and Corporate Governance Committee members;
an annual fee of $10,000 ($20,000 for the committee chair) for Audit Committee members;
•

$135,000 in restricted stock granted as of the date of the annual meeting of shareholders; such restricted stock vests on the earlier of the first anniversary of the date of grant or the date of the next annual meeting, subject to the applicable director’s continued service or retirement (all as under the terms of the Corporation’s then-applicable incentive equity plan).

Cash retainers are paid in advance of board and committee service for the following year. Newly appointed members of the Board will receive the full cash retainer for their service. In the event of termination of service, cash retainers will not be clawed back so long as the Board member exits in good standing.

Newly appointment members of the Board will be granted a pro-rata portion of the restricted stock award for Board service as of the initial appointment date. The restricted stock will be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject to acceleration of vesting upon retirement, and subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time.